Exhibit 10.1

Summary of Viacom Inc. Compensation for Outside Directors

(Effective as of March 8, 2012)

Cash Compensation

•	An annual Board retainer of $100,000, payable in equal installments quarterly in advance. The Vice Chair of the Board receives an annual retainer of $200,000.

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The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees receive a per meeting attendance fee of $2,000.

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The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that Committee receive a per meeting attendance fee of $1,500.

Outside directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors.

Equity Compensation

Stock Options:

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An annual grant on January 31st of each year of stock options to purchase a number of shares of Class B Common Stock equal in value to $75,000, calculated using the Black-Sholes valuation method. The stock options vest in equal annual installments over a period of three years from the date of grant and have an exercise price equal to the closing price of Viacom’s Class B Common Stock on The NASDAQ Stock Market on the date of grant.

Restricted Share Units (RSUs):

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An annual grant on January 31st of each year of RSUs of Class B Common Stock, the number of which is determined by dividing (i) $75,000 by (ii) the fair market value of one share of Class B Common Stock on The NASDAQ Stock Market on the date of grant. The RSUs vest one year from the date of grant and are payable to outside directors in shares of Class B Common Stock upon vesting unless the outside director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock.